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                      August 1, 2022

       Javier Selgas
       Chief Executive Officer
       Freight Technologies, Inc.
       2001 Timberloch Place, Suite 500
       The Woodlands, TX 77380

                                                        Re: Freight
Technologies, Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-38172

       Dear Mr. Selgas:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services